Exhibit 10.1
SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT
     SECOND AMENDMENT, dated as of November 19, 2007 (this “Amendment”) to EMPLOYMENT AGREEMENT, dated as of June 1, 2006 as amended FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated November 15, 2006 (as heretofore amended, the “Employment Agreement”) between A. C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (“Company”), and Rick Lepley (“Executive”). Capitalized terms used herein and not defined herein shall have the respective meanings set forth for such terms in the Employment Agreement.
R E C I T A L S:
     WHEREAS, Company and Executive have mutually agreed that certain provisions of the Employment Agreement be amended, as set forth herein.
     NOW, THEREFORE, intending to be legally bound hereby, it is agreed as follows:
     Section 1. Amendment to Section 6(a)(iii) of Appendix I. Section 6(a)(iii) of Appendix I is hereby amended and restated to read as follows:
“(iii) all options to purchase and stock appreciation rights in common stock in the Company and the grants of common stock in the Company with vesting restrictions to which Executive would be entitled to be granted pursuant to the terms of this Agreement shall immediately be deemed granted and vested and such options and stock appreciation rights shall immediately become exercisable on the Date of Termination. Executive shall have 18 months after the Date of Termination to exercise such options and stock appreciation rights, subject to the provisions of the plans under which they were granted.”
     Section 2. Amendment to Section 9 of Appendix I. Appendix I is amended and restated to read as follows:
“Options, SARs and Restricted Stock. All options to purchase and stock appreciation rights in common stock in the Company and the grants of common stock in the Company with vesting restrictions held by Executive on the date of a Change of Control shall immediately be deemed vested and the options and stock appreciation rights shall immediately become exercisable on the date of the Change in Control and Executive shall have until the end of the applicable original term of each such option and stock appreciation right to exercise each such option and stock appreciation right; provided, however, that in the event that Executive’s employment with the Company is terminated for any reason (other than Cause) after the Change in Control, Executive shall have until the earlier of (1) the end of the applicable original term of each such option and stock appreciation right and (2) 18 months after the Date of Termination to exercise each such option and stock appreciation right post-termination. In the event that Executive’s employment with the Company is terminated for Cause, all options, stock appreciation rights and unvested restricted stock held by Executive shall terminate immediately.”
     Section 3. Amendment to Paragraph 3(i)(2). Paragraph 3(i)(2) is amended and restated to read as follows:
“(2) Pursuant to the terms and conditions of Company’s 2007 Stock Incentive Plan and the forms of the Stock Appreciation Rights Agreement and Restricted Stock Agreement attached as Exhibits 3(i)(2) A and B, for each calendar year, after December 31, 2007, during the Employment Term (each, an “Annual Equity Year”), Executive shall be granted stock appreciation rights for 50,000 shares of common stock of the Company which shall vest equally over a three-year term (each, an “Annual SAR”) and 19,166 shares of common stock which shall vest equally over a three-year term (each, an “Annual Restricted Stock Grant”) on the day (each, a “Management Grant Date”) of each such calendar year that the Board otherwise annually grants equity to management of the Company, if Executive is employed by Company pursuant to this Agreement on such Management Grant Date of such calendar year; provided however, if Executive is employed by the Company pursuant to this Agreement on June 1 of an Annual Equity Year (each, an “Equity Entitlement Date”), (x) Executive shall be granted an Annual SAR and an Annual Restricted Stock Grant on the Management Grant Date of such Annual Equity Year, irrespective of whether Executive is employed by the Company pursuant to this Agreement on the Management Grant Date of such Annual Equity Year; and (y) if there is no Management Grant Date of such Annual Equity Year, Executive shall be granted an Annual SAR and an Annual Restricted Stock Grant on December 31 of such Annual Equity Year, irrespective of whether Executive is employed by the Company pursuant to this Agreement on December 31 of such Annual Equity Year. In accordance with Executive’s Stock Appreciation Rights Agreements and Options Agreements evidencing the Annual SARs and Options, respectively, and Appendix I of this Agreement, Executive shall have the right to exercise the Annual SARs and Options within certain time periods (each, a “Period”) after death, disability or other terminations of employment, including without limitation for three months after the date of termination of employment without Cause for Options. If the grant date of an Annual SAR is made after both (x) the Equity Entitlement Date and (y) the date of termination of Executive’s employment under this Agreement, then notwithstanding anything to the contrary in this Agreement or the Stock Appreciation Rights Agreement, the grant date of such Annual SAR, rather than the date of termination of employment, shall serve as the first day of the applicable Period for such Annual SAR.”
     Section 4. Effectiveness. This Amendment shall be become effective as of the date hereof.
     Section 5. Status of Employment Agreement. This Amendment is limited solely for the purposes and to the extent expressly set forth herein, and, except as expressly set forth herein all of the terms, provisions and conditions of the Employment Agreement shall continue in full force and effect and are not effected by this Amendment.
     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Employment Agreement to be duly executed and delivered as of the date first written above.

/s/ Rick A. Lepley
Date: 11/19/07	RICK A. LEPLEY

A. C. MOORE ARTS & CRAFTS, INC.
	By:	/s/ Amy Rhoades

Date: 11/19/07

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